EXHIBIT 99
First Acceptance Corporation Reports Operating Results for the Third Quarter and Nine Months Ended March 31, 2011
NASHVILLE, TN, May 9, 2011 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the third quarter and nine months ended March 31, 2011 of its fiscal year ending June 30, 2011.
Operating Results
     Revenues for the three months ended March 31, 2011 were $52.8 million, compared with $56.1 million for the same period in fiscal year 2010. Loss before income taxes for the three months ended March 31, 2011 was $1.9 million, compared with income before income taxes of $2.2 million in the same period in fiscal year 2010. Net loss for the three months ended March 31, 2011 was $1.6 million, or $0.03 per share on a diluted basis, compared with net income of $2.1 million, or $0.04 per share on a diluted basis, for the same period in fiscal year 2010.
     Revenues for the nine months ended March 31, 2011 were $157.6 million, compared with $167.2 million for the same period in fiscal year 2010. Loss before income taxes for the nine months ended March 31, 2011 was $3.4 million, compared with income before income taxes of $6.6 million in the same period in fiscal year 2010. Net loss for the nine months ended March 31, 2011 was $3.3 million, or $0.07 per share on a diluted basis, compared with net income of $6.3 million, or $0.13 per share on a diluted basis, for the same period in fiscal year 2010.
     The results for the three and nine months ended March 31, 2011 include charges of $1.7 million, or $0.04 per share on a diluted basis, incurred in connection with the separation of certain executive officers during March 2011, and is comprised of $1.3 million in accrued severance and benefits and a $0.4 million non-cash charge related to the vesting of certain stock awards.
     Premiums earned for the three months ended March 31, 2011 were $43.4 million, compared with $46.7 million for the same period in fiscal year 2010. Premiums earned for the nine months ended March 31, 2011 were $129.9 million, compared with $140.3 million for the same period in fiscal year 2010. The decreases in premiums earned were primarily due to a decline in the number of policies in force (“PIF”) from 169,603 at March 31, 2010 to 160,588 at March 31, 2011, which was impacted by the closure of underperforming stores. At March 31, 2011, we operated 385 stores, compared with 405 stores at March 31, 2010. Premiums earned were also negatively impacted by an increase in the percentage of PIF with liability-only coverage. Although the number of PIF sold through our open stores decreased from 160,296 at March 31, 2010 to 156,635 at March 31, 2011, for those policies quoted, we have experienced a higher close ratio for the three and nine months ended March 31, 2011 compared with the same periods in the prior year.
     Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 72.7 percent for the three months ended March 31, 2011, compared with 68.4 percent for the three months ended March 31, 2010. The loss and loss adjustment expense ratio was 74.6 percent for the nine months ended March 31, 2011 compared with 67.6 percent for the nine months ended March 31, 2010. We experienced favorable development related to prior periods of $0.6 million for the three months ended March 31, 2011, compared with $4.1 million for the three months ended March 31, 2010. For the nine months ended March 31, 2011, we experienced unfavorable development related to prior periods of $0.4 million, compared with favorable development of $10.2 million for the nine months ended March 31, 2010. The favorable development for the three months ended March 31, 2011 was primarily due to lower than anticipated paid severity on accidents occurring during the first six months of calendar year 2010. The lower than anticipated paid severity was primarily related to bodily injury and physical damage coverages in Georgia.
     Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the three months ended March 31, 2011 and 2010 were 74.1 percent and 77.2 percent, respectively. Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the nine months ended March 31, 2011 and 2010 were 74.4 percent and 74.9 percent, respectively. The decrease for the three months ended March 31, 2011 compared with the same period in the prior year was primarily due to lower than anticipated frequency of accidents in our property and physical damage coverages. The three and nine months ended March 31, 2011 were both impacted by higher loss adjustment expense resulting from (i) the increase in the percentage of claims related to liability-only coverage policies and (ii) increased investigative efforts with regards to no-fault claims in Florida.
     We are in the process of implementing a new multivariate pricing program in all states in which we operate. We believe that this new pricing program will provide us with greater pricing segmentation and improve our pricing relative to the risk we are insuring. As of March 31, 2011, approximately 16 percent of our PIF have been underwritten using this new pricing program, which has been implemented in six of the twelve states in which we operate.
     Expense Ratio. The expense ratio was 31.1 percent for the three months ended March 31, 2011, compared with 27.1 percent for the three months ended March 31, 2010. The expense ratio was 27.8 percent for the nine months ended March 31, 2011, compared with 27.1 percent for the same period in the prior fiscal year. Excluding the severance and related benefits charges of $1.3 million incurred in connection with the separation of certain executive officers during March 2011, the expense ratios for the three and nine months ended March 31, 2011 were 28.0 percent and 26.8 percent, respectively, compared to 27.1 percent for both periods in the prior fiscal year. This increase for the three months ended March 31, 2011 compared with the same period in the prior year was primarily due to the decrease in premiums earned.
     Combined Ratio. The combined ratio was 103.8 percent for the three months ended March 31, 2011, compared with 95.5 percent for the same period in fiscal year 2010. The combined ratio was 102.4 percent for the nine months ended March 31, 2011, compared with 94.7 percent for the same period in fiscal year 2010. Excluding the severance and related benefits charges noted above, the combined ratios for the three and nine months ended March 31, 2011 were 100.7 percent and 101.4 percent, respectively.

About First Acceptance Corporation
     Our primary focus is the selling, servicing and underwriting of non-standard personal automobile insurance products underwritten by us as well as certain commissionable ancillary products, primarily through employee-agents. In certain states, our employee-agents also sell other complementary insurance products underwritten by us. At March 31, 2011, we leased and operated 385 retail offices in 12 states. Our insurance company subsidiaries are licensed to do business in 25 states. Additional information about First Acceptance Corporation can be found online at www.firstacceptancecorp.com.
     This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenues:
Premiums earned	$43,444	$46,651	$129,898	$140,317
Commission and fee income	7,443	7,471	21,784	21,391
Investment income	1,991	2,008	6,252	5,954
Net realized losses on investments, available-for-sale	(78)	(14)	(334)	(459)

	52,800	56,116	157,600	167,203

Costs and expenses:
Losses and loss adjustment expenses	31,586	31,902	96,981	94,926
Insurance operating expenses	20,963	20,125	57,864	59,406
Other operating expenses	307	280	985	1,303
Litigation settlement	(1)	(35)	(6)	(314)
Stock-based compensation	549	198	914	853
Depreciation and amortization	338	483	1,279	1,447
Interest expense	968	970	2,950	2,951

	54,710	53,923	160,967	160,572

Income (loss) before income taxes	(1,910)	2,193	(3,367)	6,631
Provision (benefit) for income taxes	(302)	124	(61)	327

Net income (loss)	$(1,608)	$2,069	$(3,306)	$6,304

Net income (loss) per share:
Basic and diluted	$(0.03)	$0.04	$(0.07)	$0.13

Number of shares used to calculate net income (loss) per share:
Basic	48,192	47,994	48,125	47,943

Diluted	48,192	48,489	48,125	48,395

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)

	March 31,	June 30,
	2011	2010
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $175,735 and $187,907, respectively)	$184,281	$196,550
Cash and cash equivalents	34,073	26,184
Premiums and fees receivable, net of allowance of $354 and $418	49,369	41,276
Other assets	8,219	8,733
Property and equipment, net	2,636	3,524
Deferred acquisition costs	4,062	3,623
Goodwill	70,092	70,092
Identifiable intangible assets	6,360	6,360

TOTAL ASSETS	$359,092	$356,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$69,429	$73,198
Unearned premiums and fees	61,064	52,563
Debentures payable	41,240	41,240
Other liabilities	12,728	12,151

Total liabilities	184,461	179,152

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 48,477 and 48,509 shares issued and outstanding, respectively	485	485
Additional paid-in capital	466,675	465,831
Accumulated other comprehensive income	8,546	8,643
Accumulated deficit	(301,075)	(297,769)

Total stockholders’ equity	174,631	177,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$359,092	$356,342

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data
(Unaudited)
PREMIUMS EARNED BY STATE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Premiums earned:
Georgia	$9,440	$9,918	$28,376	$30,780
Texas	5,891	6,233	17,508	17,858
Illinois	5,707	6,076	17,287	18,482
Florida	4,824	5,307	14,270	15,502
Alabama	4,174	4,727	12,686	14,645
Ohio	3,472	3,223	9,962	9,085
Tennessee	2,700	2,925	7,994	8,883
South Carolina	2,469	2,847	7,320	8,712
Pennsylvania	2,248	2,569	6,967	7,998
Indiana	1,144	1,266	3,410	3,699
Missouri	724	834	2,146	2,443
Mississippi	651	726	1,972	2,230

Total premiums earned	$43,444	$46,651	$129,898	$140,317

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Loss and loss adjustment expense	72.7%	68.4%	74.6%	67.6%
Expense	31.1%	27.1%	27.8%	27.1%

Combined	103.8%	95.5%	102.4%	94.7%

     Excluding the severance and related benefits charges incurred in connection with the separation of certain executive officers of $1.3 million during March 2011, the expense ratios for the three and nine months ended March 31, 2011 were 28.0% and 26.8%, respectively, and the combined ratios for the three and nine months ended March 31, 2011 were 100.7% and 101.4%, respectively.
POLICIES IN FORCE

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Policies in force — beginning of period	144,582	147,090	154,655	158,222
Net increase during period	16,006	22,513	5,933	11,381

Policies in force — end of period	160,588	169,603	160,588	169,603

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
POLICIES IN FORCE (continued)
     The following tables present total PIF for the insurance operations segregated by policies that were sold through our open and closed retail locations as well as our independent agents. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states. For comparative purposes, the PIF data with respect to closed retail locations for each of the periods presented below includes all retail locations closed as of March 31, 2011.

	March 31,
	2011	2010
Retail locations:
Open retail locations:
New	78,931	83,074
Renewal	77,704	77,222

	156,635	160,296

Closed retail locations:
New	404	2,845
Renewal	2,388	4,015

	2,792	6,860

Independent agents	1,161	2,447

Total policies in force	160,588	169,603

	March 31,
	2011	2010
Retail locations:
Open retail locations:
Liability-only	95,408	96,828
Full coverage	61,227	63,468

	156,635	160,296

Closed retail locations:
Liability-only	1,674	4,368
Full coverage	1,118	2,492

	2,792	6,860

Independent agents	1,161	2,447

Total policies in force	160,588	169,603

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES
Supplemental Data (continued)
(Unaudited)
NUMBER OF RETAIL LOCATIONS
     Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Retail locations — beginning of period	393	409	394	418
Opened	—	—	1	—
Closed	(8)	(4)	(10)	(13)

Retail locations — end of period	385	405	385	405

RETAIL LOCATIONS BY STATE

	March 31,		December 31,		June 30,
	2011	2010	2010	2009	2010	2009
Alabama	24	25	25	25	25	25
Florida	31	34	31	34	31	39
Georgia	60	61	60	61	60	61
Illinois	68	75	73	76	74	78
Indiana	17	18	17	18	17	18
Mississippi	8	8	8	8	8	8
Missouri	12	12	12	12	12	12
Ohio	27	27	27	27	27	27
Pennsylvania	16	17	16	17	16	17
South Carolina	26	26	26	27	26	27
Tennessee	20	19	20	19	19	20
Texas	76	83	78	85	79	86

Total	385	405	393	409	394	418

SOURCE: First Acceptance Corporation
INVESTOR RELATIONS CONTACT:
Michael J. Bodayle
615.844.2885